VELTI plc (the Company) FORM OF PROXY
2011 ANNUAL GENERAL MEETING

I/We	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(FULL NAME(S) IN BLOCK CAPITALS)
of	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(ADDRESS IN BLOCK CAPITALS)
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
being (a) member(s) of the Company, appoint Sally J Rau, failing whom, Alexandros Moukas, failing whom
Wilson W Cheung or

Number of shares in relation to
Name of proxy which the proxy is authorised to act

as my/our proxy to exercise all or any of my/our rights to attend, speak and vote in respect of my/our voting entitlement on my/our behalf at the annual general meeting of the Company to be held at the offices of Mason, Hayes + Curran, South Bank House, Barrow Street, Dublin 4, Ireland on 26 July 2011 at 3pm Dublin time, and at any adjournment of the meeting.
☐ Please tick here if this proxy appointment is one of multiple appointments being made.
(For the appointment of more than one proxy, please refer to Explanatory Note 3.)

I/We would like my/our proxy to vote on the resolutions to be proposed at the meeting as indicated on this form of proxy. Unless otherwise instructed, the proxy can vote as he or she chooses or can decide not to vote at all in relation to any business of the meeting (including any amendment to a resolution).

Ordinary Resolutions		For	Against	Vote withheld
1.	To receive the Company's accounts for the year ended 31 December 2010 together with the directors' report and the auditors' report on those accounts.	☐	☐	☐

2.	To re-elect Chris Kaskavelis as a director of the Company.	☐	☐	☐

3.	To re-elect David C.D. Hobley as a director of the Company.	☐	☐	☐

4.	To re-appoint Baker Tilly Virchow Krause, LLP as auditors of the Company.	☐	☐	☐

5.	To authorise the board to determine the remuneration of the auditors.	☐	☐	☐

6.	To approve the proposed amendments to the Velti plc 2009 US non-employee share incentive plan.	☐	☐	☐

Special Resolutions		For	Against	Vote withheld
7.	To adopt new articles of association.	☐	☐	☐

Signature	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Date	. . . . . . . . . . . . . . . . . . . . . . . . . .	2011

NOTES

1.
You are entitled to appoint one or more proxies of your own choice to exercise all or any of your rights to attend and to speak and vote at the meeting. A proxy need not be a shareholder of the Company. If you appoint more than one proxy, each proxy must be appointed to exercise the rights attached to a different share or shares held by you. You can only appoint a proxy in accordance with the procedures set out in these notes and in the notes to the notice of meeting.

2.
If you wish to appoint a proxy other than the person's named above, please insert the relevant person's full name in the space provided and delete the words ''Sally J Rau, failing whom, Alexandros Moukas, failing whom Wilson W Cheung or''. Please initial any such alteration. If you sign and return this form of proxy with no name in the space provided, the person's named above will be deemed to be your proxy. If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the name of the proxy the number of shares in relation to which the person is authorised to act as your proxy. If you sign and return this form of proxy and leave this box blank, your proxy will be deemed to be authorised to act in respect of your full voting entitlement (or if this form of proxy has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account).

3.
To appoint more than one proxy, you will need to complete a separate form of proxy in relation to each appointment. Additional forms of proxy may be obtained by contacting the Company's registrars, Computershare Investor Services (Jersey) Limited, c/o Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, United Kingdom, or you may photocopy this form of proxy. You will need to state clearly on each form of proxy the number of shares in relation to which the proxy is appointed. Please therefore indicate in the box next to the name of the proxy the number of shares in relation to which the person is authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All forms of proxy must be signed and should be returned together in the same envelope. A failure to specify the number of shares to which each proxy appointment relates or specifying a number in excess of the number of shares held by you may result in the proxy appointment being invalid.

4.
Completion and return of this form of proxy will not preclude you from attending and voting in person at the meeting if you wish. If you do attend the meeting in person, your proxy appointments will automatically be terminated.

5.
If you would like your proxy to vote in a certain way on the resolutions specified, please indicate with an ''X'' in the appropriate box above how you wish your vote to be cast. If you fail to select any of the given options, your proxy can vote as he or she chooses or can decide not to vote at all. Your proxy can also do this on any other business which may come before the meeting, including amendments to resolutions and any procedural business.

6.
The ''vote withheld'' option on this form of proxy is provided to enable you to instruct your proxy not to vote on any particular resolution. However, a vote withheld is not a vote in law and will not be counted in the calculation of the votes for and against a resolution.

7.	In the case of a body corporate, this form of proxy must be executed under its common seal or signed on its behalf by its duly authorised officer, attorney or other person authorised to sign.

8.
In the case of joint holders, only one joint holder need sign this form of proxy, but the names of all the joint holders must be stated. The vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose, seniority shall be determined by the order in which the names appear in the register of members in respect of the joint holding.

9.
To be valid, this form of proxy (duly signed and together with any power of attorney or other authority under which it is signed) must be received by post or (during normal business hours only) by hand at the offices of the Company's registrars, Computershare Investor Services (Jersey) Limited, c/o Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, United Kingdom, no later than 3.00pm Dublin time on 24 July 2011 (or, if the meeting is adjourned, no later than 48 hours before the time of any adjourned meeting).

10.
CREST members who wish to appoint a proxy or proxies for the meeting (or any adjournment of it) through the CREST electronic proxy appointment service may do so by using the procedures described in the CREST Manual. In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message, regardless of whether it constitutes the appointment of a proxy or is an amendment to the instruction given to a previously appointed proxy, must be transmitted so as to be received by the issuers agent, Computershare Investor Services PLC (ID 3RA50), by no later than 3:00pm on 24 July 2011 (or, if the meeting is adjourned, no later than 48 hours before the time of any adjourned meeting). Please refer to the notes to the notice of meeting for further information on proxy appointments through CREST.

11.	You may not use any electronic address provided in this form of proxy to communicate with the Company for any purposes other than those expressly stated.